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                                                                    EXHIBIT 10.8

                                   VALLEY BANK

                      CHANGE IN CONTROL SEVERANCE AGREEMENT

THIS SEVERANCE AGREEMENT ("AGREEMENT") is entered into by and between VALLEY BANK (the "BANK"), a Nevada state-chartered bank, and DICK HOLTZCLAW ("EXECUTIVE"), effective as of March 22, 2000.

The Bank and Executive agree as follows:

1. COMMITMENT OF EXECUTIVE. In the event that any person extends any proposal or offer which is intended to or may result in a Change In Control (defined below), Executive shall, at the Bank's request, assist the Bank in evaluating such proposal or offer. Further, subject to the additional terms and conditions of this Agreement, in order to receive the Change In Control Payment (defined below), Executive cannot resign from the Bank during any period from the receipt of a specific Change In Control proposal up to the consummation or abandonment of the transaction contemplated by such proposal.

2. CHANGE IN CONTROL. For the purposes of this Agreement, the term "CHANGE IN CONTROL" means (a) a person or entity or a group of persons or entities acting in concert acquiring or otherwise becoming the owner (as a result of a purchase, merger, stock exchange, or otherwise) of more than fifty percent (50%) of the outstanding common stock of the Bank, or (b) the merger of the Bank into any corporation, or the merger of any corporation into the Bank, where more than fifty percent (50%) of the stock of such corporation or the Bank, as the case may be, is owned other than by the owners of the common stock of the Bank, prior to such merger, or (c) the sale of substantially all of the assets of the Bank; provided, however, that an internal reorganization of the Bank (i.e., formation of a holding company) shall not constitute a Change in Control.

3.    PAYMENT OBLIGATIONS.

      3.1 Closing of Change in Control. If, consistent with Section 1, Executive remains employed with the Bank through the closing of a Change in Control, then upon such closing, Executive shall receive a single cash payment (the "CHANGE IN CONTROL PAYMENT") in an amount equal to one and one-half (1.5) times Executive's highest W-2 income (before salary deferrals) received from the Bank over the three years preceding the date of closing. Upon payment of the Change in Control Payment to Executive, this Agreement shall terminate.

      3.2 Termination Prior to Change in Control. If, prior to a Change in Control, the Bank terminates Executive's employment without Cause (defined below) or Executive resigns for Good Reason (defined below), and within six months thereafter the Bank enters into an agreement for a Change in Control, or any party announces or is required by law to announce a prospective Change in Control of the Bank, then upon the closing of such Change in Control, Executive shall

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            receive the Change in Control Payment in an amount equal to one and one-half (1.5) times Executive's highest W-2 income (before salary deferrals) received from the Bank over the three years preceding the date of termination or resignation.

      3.3 Parachute Payment Limitation. Notwithstanding anything in this Agreement to the contrary, the Change in Control Payment shall not exceed an amount equal to One Dollar ($1.00) less than the amount that would cause the payment, together with any other payments received from the Bank, to be a "parachute payment" within the meaning of Section 280G(b)(2)(A) of the Internal Revenue Code of 1986, as amended.

4. TERMINATION OF AGREEMENT. This Agreement terminates immediately if, at any time before the Change in Control transaction closes, (i) the Bank terminates Executive's employment for Cause, (ii) Executive resigns from the Bank without Good Reason, (iii) Executive dies, or (iv) Executive is unable to perform his duties and obligations to the Bank for a period of 90 consecutive days as a result of a physical or mental disability, unless with reasonable accommodation Executive could continue to perform such duties and making these accommodations would not pose an undue hardship on the Bank. This Agreement will terminate six months after Executive's employment is terminated by the Bank without Cause or by Executive for Good Reason, unless during such six-month period, the Bank enters into an agreement for a Change in Control, or a Change in Control is announced or required by law to be announced, in which case this Agreement will terminate upon payment of the Change in Control Payment pursuant to
      Section 3.2 or the abandonment of such Change in Control.

5.    DEFINITIONS.

      5.1   Cause. "CAUSE" means any one or more of the following:

            a. Willful misfeasance or gross negligence in the performance of Executive's duties.

            b.    Conviction of a crime in connection with his duties.

            c. Conduct demonstrably and significantly harmful to the Bank, as reasonably determined on the advice of legal counsel by the Bank's board of directors.

      5.2 Good Reason. "GOOD REASON" means only any one or more of the following:

            a. Reduction, without Executive's consent, of Executive's salary or elimination of any compensation or benefit plan benefiting Executive, unless the reduction or elimination is generally applicable to substantially all similarly situated Bank employees (or employees of a successor or controlling entity of the Bank) formerly benefited.

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            b.    The assignment to Executive without his consent of any
                  authority or duties materially inconsistent with Executive's position as of the date of this Agreement.

            c. A relocation or transfer of Executive's principal place of employment that would require Executive to commute on a regular basis more than [30] miles each way from his current business office at the Bank on the date of this Agreement, unless Executive consents to the relocation or transfer.

6. ARBITRATION. At either party's request, the parties must submit any dispute, controversy or claim arising out of or in connection with, or relating to, this Agreement or any breach or alleged breach of this Agreement, to arbitration under the American Arbitration Association's rules then in effect (or under any other form of arbitration mutually acceptable to the parties). A single arbitrator agreed on by the parties will conduct the arbitration. If the parties cannot agree on a single arbitrator, each party must select one arbitrator and those two arbitrators will select a third arbitrator. This third arbitrator will hear the dispute. The arbitrator's decision is final (except as otherwise specifically provided by law) and binds the parties, and either party may request any court having jurisdiction to enter a judgment and to enforce the arbitrator's decision. The arbitrator will provide the parties with a written decision naming the substantially prevailing party in the action. This prevailing party is entitled to reimbursement from the other party for its costs and expenses, including reasonable attorneys' fees. All proceedings will be held at a place designated by the arbitrator in Clark County, Nevada. The arbitrator, in rendering a decision as to any state law claims, will apply Nevada law.

7. WITHHOLDING. All payments required to be made by the Bank hereunder to Executive shall be subject to the withholding of such amounts, if any, relating to tax and other payroll deductions as the Bank may reasonably determine should be withheld pursuant to any applicable law or regulation.

8. OTHER COMPENSATION AND TERMS OF EMPLOYMENT. This Agreement is not an employment agreement. Accordingly, except with respect to the Change In Control Payment, this Agreement shall have no effect on the determination of any compensation payable by the Bank to Executive, or upon any of the other terms of Executive's employment with the Bank. The specific arrangements referred to herein are not intended to exclude any other benefits which may be available to Executive upon a termination of employment with the Bank pursuant to employee benefit plans of the Bank or otherwise.

9.    MISCELLANEOUS PROVISIONS.

      9.1 Entire Agreement. This Agreement constitutes the entire understanding and agreement between the parties concerning its subject matter and supersedes all prior agreements, correspondence, representations, or understandings between the parties relating to its subject matter.

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      9.2   Binding Effect. This Agreement will bind and inure to the benefit of the Bank's and Executive's heirs, legal representatives, successors and assigns.

      9.3 Waiver. Any waiver by a party of its rights under this Agreement must be written and signed by the party waiving its rights. A party's waiver of the other party's breach of any provision of this Agreement will not operate as a waiver of any other breach by the breaching party.

      9.4 Amendment. This Agreement may be modified only through a written instrument signed by both parties.

      9.5 Severability. The provisions of this Agreement are severable. The invalidity of any provision will not affect the validity of other provisions of this Agreement.

      9.6 Counsel Review. Executive acknowledges that he has had the opportunity to consult with independent counsel with respect to the negotiation, preparation, and execution of this Agreement.

      9.7 Governing Law and Venue. This Agreement will be governed by and construed in accordance with Nevada law, except to the extent that certain matters may be governed by federal law. The parties must bring any legal proceeding arising out of this Agreement in Clark County, Nevada.

      9.8 Counterparts. This Agreement may be executed in one or more counterparts, each of which will be deemed an original, but all of which taken together will constitute one and the same document.

      Signed March ___, 2000.

                                               VALLEY BANK

                                               By /s/ Barry Hulin
                                                  -----------------------------
                                               Its President and CEO

                                               EXECUTIVE

                                               /s/ Dick Holtzclaw
                                               ---------------------------------
                                               Dick Holtzclaw

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               AMENDMENT TO CHANGE IN CONTROL SEVERANCE AGREEMENT

This Amendment to Change in Control Severance Agreement ("Amendment") is entered into by and between VALLEY BANK (the "Bank") and DICK HOLTZCLAW ("Executive") as of the 23rd day of October, 2002.

                                    RECITALS

A. Executive and the Bank are parties to a Change in Control Severance Agreement, dated March 22, 2000 (the "Severance Agreement"), pursuant to which Executive is entitled to receive a Change in Control Payment (as defined in the Severance Agreement) in connection with a change in control of the Bank.

B. On May 1, 2001, the Bank was reorganized as a wholly owned subsidiary of Valley Bancorp ("Bancorp") (the "Reorganization").

C. In light of the Reorganization, Executive and the Bank wish to amend the Severance Agreement to make Bancorp a party to such agreement and to clarify that all provisions of the Severance Agreement applicable to the Bank are equally applicable to Bancorp.

                                    AGREEMENT

The parties agree as follows:

1. Application to Bancorp. All references in the Severance Agreement to the "Bank" are hereby amended to read "the Bank and/or Valley Bancorp."

2.    Miscellaneous.

      a. No Other Changes. Except as revised by Section 1 of this Amendment, all other terms of the Severance Agreement remain unchanged and continue in full force and effect.

      b.    Governing Law. This Amendment is governed by Nevada law.

Effective as of the date first set forth above.

VALLEY BANK                                          EXECUTIVE

By /s/ Robert E. O'Connell                           Dick Holtzclaw
   -----------------------------------------         --------------------------
   Robert E. O' Connell                              Dick Holtzclaw
   Chairman of the Board of Directors

Acknowledged and agreed:

VALLEY BANCORP

By /s/ Robert E. O'Connell
   -----------------------------------------
   Robert E. O'Connell
   Chairman of the Board of Directors